Exhibit 99.1

June 13, 2016

STR Holdings, Inc. Announces Receipt of $8.3 Million IRS Tax Refund

ENFIELD, Conn., June 13, 2016 (GLOBE NEWSWIRE) — STR Holdings, Inc. (OTCQX: STRI) (the Company), a global provider of encapsulants to the solar industry, today announced that it has received payment of an $8.3 million income tax refund from the Internal Revenue Service (IRS).  The refund was the result of a previously disclosed audit with respect to the company’s 2014 federal net operating loss carryback.

“Due to the amount of the refund,” stated Thomas D. Vitro, STR Vice President, Chief Financial Officer and Chief Accounting Officer, “our case was subject to in-depth review by the IRS and the Congressional Joint Committee on Taxation.  Though the review process took longer than expected, it concluded without exception and the funds are now confirmed in our bank account.”

STR’s Chairman, President and Chief Executive Officer, Robert S. Yorgensen commented, “This tax refund is material to the Company, bringing our cash balance, including $1.3 million of negotiable bank acceptance notes, to approximately $15.0 million, as of today.”  Mr. Yorgensen continued, “Our current unaudited stockholders’ equity is over $40 million, or about $2.18 per share, with approximately $0.82 per share in cash and negotiable bank acceptance notes.”

“Having these funds available,” continued Mr. Yorgensen, “is an important development for the Company and significantly bolsters our liquidity.”

About STR Holdings, Inc.

STR Holdings, Inc. is a provider of encapsulants to the photovoltaic module industry. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strsolar.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include words such as “anticipate,” “believe,” “expect,” “intend,” “may” and other words and terms of similar meaning, including in connection with any discussion of the timing or nature of future financial performance or other events. Such forward-

looking statements are subject to certain risks and uncertainties, including the factors disclosed by the Company from time to time in its filings with the SEC, including those described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. As a result of these factors, the Company’s actual results may differ materially from those indicated or implied by such forward-looking statements. Except as required by law, the Company disclaims any obligation to publicly update such statement.

Company Contact:

STR Holdings, Inc.

Thomas D. Vitro

Vice President and Chief Financial Officer

+1 (860) 265-1420

Thomas.vitro@strholdings.com